Exhibit 99.1
For Immediate Release
YOUBET.COM REPORTS RESULTS FOR THE THREE
MONTH PERIOD ENDED MARCH 31, 2008
Woodland Hills, CA, May 6, 2008 — Youbet.com, Inc. (NASDAQ: UBET) today announced earnings for the three-month period ended March 31, 2008. Summary results for the quarter follow:

(in 000's, except per share figures)	Three months ended March 31,
	2008	2007	% Change
Total Revenue	$24,511	$28,592	(14.3)%
Gross Profit (1)	$9,587	$10,457	(8.3)%
Income from continuing operations	$1,183	$812	45.7%
Income (loss) from discontinued operations (2)	$(409)	$774	NM
Net Income	$774	$1,586	(51.2)%

	2008	2007	% Change
Diluted income (loss) per share
Income from continuing operations	$0.03	$0.02	47.4%
Income (loss) from discontinued operations	$(0.01)	$0.02	NM
Net income per common share	$0.02	$0.04	(48.6)%

Youbet Express handle	$95,467	$114,192	(16.4)%
IRG handle	$408	$87,384	NM

(1)	Gross profit is total revenues less track fees, licensing fees, contract costs, equipment costs and network operations, each as calculated in accordance with GAAP and as presented on the condensed consolidated statements of operations included with this release.

(2)	Bruen Productions and International Racing Group (IRG) are reported as discontinued operations.
Youbet Chairman and Chief Executive Officer Michael Brodsky commented: “We continue to focus on our restructuring, and we began to realize benefits in the first quarter. We are also continuing our efforts at Youbet Express to acquire additional content, seek incremental revenue from existing customers, and attract new players to our platform. Although our expense reduction plan is showing positive results, maintaining and improving cost containment, yields and operating margins remain high priorities at both Youbet Express and United Tote.”

First Quarter 2008 Operating Results
The following table summarizes the key Youbet Express components of revenue in the three-month period ended March 31, 2008 and 2007.

	Three Months Ended March 31,
	2008	2007	Change
	(in thousands, except for Yield)

Youbet Express
Total Wagers (Handle)	$95,467	$114,192	(16.4)%

Commissions from Handle	18,422	22,372	(17.7)%
Other Revenue	754	915	(17.6)%

Total Revenue	19,176	23,287	(17.7)%

Net Track Revenue (1)	$8,048	$9,288	(13.4)%
Yield (2)	8.4%	8.1%	30 bps

Handle
(in thousands)

Handle Detail
1Q07 Handle	$114,192
1Q07 Lost content and lost states (3)	(23,782)

1Q07 Same-track and same-state	90,410
1Q08 Primarily same-track growth	3,354
1Q08 New Content (4)	1,703

1Q08 Handle	95,467

(1)	Net track revenue is calculated as commission revenue less track and licensing fees, each as calculated in accordance with GAAP and presented in the condensed consolidated statements of operations information attached to this release and is used to calculate yield.

(2)	Yield is defined as net track revenue as a percentage of handle. The increase in Youbet Express yield for the three-month period ended March 31, 2008 compared to the prior-year period are due to contract terms, a change in track mix, and adjustments to player incentive programs. Management believes that yield is useful to evaluate profitability. Yield should not be considered an alternative to operating income or net income as indicators of financial performance, and may not be comparable to similarly titled measures used by other companies.

(3)	Represents handle wagered in the first quarter of 2007 on TrackNet content and by customers in Arizona, Kansas and Washington D.C. As previously announced, Youbet does not currently have access to the track signals controlled by TrackNet and is no longer accepting wagers from residents of these three jurisdictions.

(4)	New content relates primarily to handle from harness racetracks.
Total revenue from continuing operations was $24.5 million, a decrease of 14% from the prior-year period. Youbet Express revenue was $19.2 million, down 18% from first quarter 2007 based on handle of $95.5 million, a decrease of 16% from the prior-year period. Youbet Express yield in the first quarter of 2008 was 8.4%, an improvement of 30 basis points from the prior-year period.
The decline in handle at Youbet Express was attributable to the previously announced loss of TrackNet content as well as the previously announced decision to cease accepting wagers from customers in Arizona, Kansas and Washington D.C. Total handle from these sources in the first quarter of 2007 was $23.8 million.
Youbet Express same-track handle increased $3.4 million, or 3.7%, over first quarter 2007 results. Youbet Express handle attributable to new content was $1.7 million.
For the first quarter of 2008, totalizator contract revenue at United Tote of $5.2 million was comparable with the prior-year period, while equipment sales were up slightly compared with 2007. Cost of revenue decreased 6% compared to the prior-year period to $3.6 million. This decrease was attributable to lower costs due to restructuring initiated during the second half of 2007. Gross profit for the first quarter 2008 increased 17% over the prior-year period to $1.7 million.

Total operating expenses associated with continuing operations for the three months ended March 31, 2008 decreased $1.5 million to $8.1 million from $9.6 million in the prior-year period. Research and development costs of $0.9 million were flat with the same period in 2007. Sales and marketing costs of $1.2 million were down $0.9 million, or 42%, from 2007 levels due to management’s implementation of a more targeted marketing strategy as well as other cost reduction initiatives implemented in the first quarter of 2008. Total general and administrative expense, which includes payroll-related costs, transaction processing fees and professional consulting fees, was $4.2 million, a decrease of $0.8 million, or 16%, in the first quarter of 2008 compared to the first quarter of 2007. This decline is attributable to reduction in payroll costs and lower accounting related expenses due to the company’s improved internal control environment. Depreciation and amortization was $1.8 million, an increase of $0.2 million, or 12%, compared to the first quarter of 2007, primarily a result of higher depreciation at United Tote.
For the first quarter of 2008, the company’s net income from continuing operations, which includes Youbet Express and United Tote, was $1.2 million, or $0.03 per diluted share, compared to net income from continuing operations of $0.8 million, or $0.02 per diluted share, in the prior-year quarter. Net income for total operations, including discontinued operations, for the first quarter 2008 was $0.02 per share compared to $0.04 in the prior-year quarter.
Liquidity and Capital Resources
As of March 31, 2008, we had negative net working capital of $15.6 million, compared to negative working capital of $13.3 million at December 31, 2007. The decline in working capital primarily relates to the acceleration of the credit facility term to January 31, 2009, which requires the company to report the amount due under the term loan as a current liability. As of March 31, 2008, we had $9.0 million in unrestricted cash and cash equivalents, $7.7 million in restricted cash and $13.8 million in total debt. Net cash provided by operating activities for the first three months of 2008 was $4.7 million. Net cash used in investing activities for the first quarter of 2008 was $0.3 million. Net cash used in financing activities was $1.9 million and was attributable to the repayment of debt.
During the first quarter, we did not repurchase any shares; as of March 31, 2008, we had repurchased a total of 586,766 shares for approximately $1 million during 2007. Youbet’s $10 million repurchase program allows the company to repurchase up to two million common shares in total by March 2009.
Subsequent Events
As previously announced, Michael Brodsky was appointed as President and Chief Executive Officer effective April 24, 2008. In consideration of his appointment as an officer, the compensation committee approved an annual salary of $250,000, and for his service as an officer and on the management advisory committee of the board of directors, the board of directors approved the grant to Mr. Brodsky of a stock option for 600,000 shares of our common stock with an effective grant date of May 9, 2008 and an exercise price equal to the closing price of our common stock on the grant date. The stock option award will vest as follows:
•	200,000 shares if Mr. Brodsky remains with the company on December 31, 2008; and

•	200,000 shares if Mr. Brodsky remains with the company on December 31, 2008, and the company achieves a certain financial target, as determined by our compensation committee; and

•	200,000 shares if Mr. Brodsky remains with the company on December 31, 2008, and the company achieves a certain other financial target, as determined by our compensation committee.
The stock options will expire on May 8, 2013. The award agreement also will provide that 50% of any shares of common stock acquired on exercise of the option cannot be sold prior to January 1, 2010, and the remaining 50% may be sold on or after January 1, 2011.

Conference Call Information
The company will host a conference call and webcast today at 4:30 p.m. Eastern time today. Both the call and webcast are open to the general public.
The conference call number is 888-213-3922. Please call ten minutes in advance to ensure that you are connected prior to the presentation. Interested parties may also access the live call on the Internet at http://www.youbet.com (select About Youbet.com). Please log-on 15 minutes in advance to ensure that you are connected prior to the call’s initiation. Questions and answers will be reserved for call-in analysts and investors. Following its completion, a replay of the call can be accessed for 30 days on the Internet at the above link.

YOUBET.COM, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	March 31,	December 31,
	2008	2007
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$9,010	$6,551
Current portion of restricted cash	7,666	8,635
Accounts receivable, net	5,065	7,314
Inventories	2,063	2,085
Prepaid expenses and other current assets	1,111	1,417

	24,915	26,002
Property and equipment, net	23,682	24,664
Intangibles assets other than goodwill, net	6,319	6,505
Goodwill	6,859	6,859
Other assets	994	1,020

	$62,769	$65,050

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$13,417	$10,390
Trade payables	10,365	10,028
Accrued expenses	9,148	10,302
Customer deposits	7,115	8,326
Deferred revenues	422	212

	40,467	39,258
Long-term debt, net of current portion	333	4,767

	40,800	44,025

Stockholders’ equity
Preferred stock, $0.001 par value, authorized 1,000,000 shares, none outstanding
Common stock, $0.001 par value, authorized 100,000,000 shares, 42,562,805 and 42,562,805 shares issued and outstanding	43	43
Additional paid-in-capital	134,461	134,286
Accumulated other comprehensive loss	(61)	(56)
Deficit	(110,155)	(110,929)
Less treasury stock, 1,029,828 shares at cost	(2,319)	(2,319)

	21,969	21,025

	$62,769	$65,050

Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted

YOUBET.COM, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2008	2007
Revenues
Commissions	$18,422	$22,372
Contract revenues	5,171	5,185
Equipment sales	164	120
Other	754	915

	24,511	28,592

Costs and expenses
Track fees	8,277	10,261
Licensing fees	2,098	2,823
Contract costs	3,536	3,760
Equipment costs	88	88
Network costs	925	1,203

	14,924	18,135

Gross profit	9,587	10,457

Operating expenses
General and administrative	4,198	5,004
Sales and marketing	1,243	2,141
Research and development	862	865
Depreciation and amortization, including intangibles	1,806	1,618

	8,109	9,628

Income from continuing operations	1,478	829
Interest income	69	199
Interest expense	(354)	(457)
Other	9	11

Income from continuing operations before income tax (benefit)	1,202	582
Income tax (benefit)	19	(230)

Income from continuing operations	1,183	812

Discontinued operations
Income (loss) from discontinued operations, without tax effect	(409)	774

Net income	$774	$1,586

Basic income per share
Income from continuing operations	$0.03	$0.02
Income (loss) from discontinued operations	(0.01)	0.02
Net income per common share	0.02	0.04
Diluted income per share
Income from continuing operations	$0.03	$0.02
Income (loss) from discontinued operations	(0.01)	0.02
Net income per common share	0.02	0.04
Weighted average shares outstanding
Basic	41,519,024	41,694,939
Diluted	41,906,975	42,988,619
Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted

YOUBET.COM, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Three Months Ended
	March 31,
	2008	2007
	(in thousands)
Operating activities
Net income	$774	$1,586
Income (loss) from discontinued operations	(409)	774

Income from continuing operations	1,183	812

Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization of property	1,621	1,432
Amortization of intangibles	185	185
Stock-based compensation	175	175
Provision for doubtful accounts receivables	277	280
Increase in operating (assets) and liabilities	1,233	(1,866)

Net cash provided by operating activities	4,674	1,018

Investing activities
Purchase of property and equipment	(304)	(1,558)
Cash paid for United Tote Company (make-whole)	—	(4,473)
Increase in restricted cash (other than Players Trust SM)	(48)	—
Decrease in restricted cash (other than Players Trust SM)	—	106
Other	34	—

Net cash used in investing activities	(318)	(5,925)

Financing activities
Proceeds from exercise of stock options and warrants	—	276
Proceeds from debt	308	1,081
Repayment of debt	(2,186)	(2,653)
Other	—	(88)

Net cash used in financing activities	(1,878)	(1,384)

Net cash provided by (used in) discontinued operations
Net cash provided by (used in) operating activities	(14)	930
Foreign currency translation adjustments	(5)	—

Net increase (decrease) in cash and cash equivalents	2,459	(5,361)
Cash and cash equivalents at the beginning of period	6,551	21,051

Cash and cash equivalents at the end of period	$9,010	$15,690

Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted

About Youbet.com, Inc.
Youbet.com is a diversified provider of technology and pari-mutuel horse racing content for consumers through Internet and telephone platforms and is a leading supplier of totalizator systems, terminals and other pari-mutuel wagering services and systems to the pari-mutuel industry through its United Tote subsidiary. Youbet.com’s website offers members the ability to watch and, in most states, wager on the widest variety of horse racing content available worldwide. Through this platform, Youbet offers members commingled track pools, live audio/video, up-to-the-minute track information, real-time wagering information, phone wagering, race replays, simultaneous multi-race viewing and value-added handicapping products.
Youbet.com’s Players Trust(SM) revolutionized advanced deposit wagering by placing player deposits in the custody of a major U.S. financial institution.
The Youbet Advantage™ Player Rewards Program is the only player incentive program of its kind in the U.S. pari-mutuel market; and Youbet’s play-for-points racing education website — www.Youbet.net - is helping to attract new fans to racing. Youbet.com is the exclusive provider of horse racing content for CBS SportsLine.com. More information on Youbet.com can be found at www.youbet.com.
Forward-Looking Statements
This press release contains certain forward-looking statements. Statements containing expressions such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “potential,” “continue,” or “pursue,” or the negative or other variations thereof or comparable terminology used in Youbet’s press releases and in its reports filed with the Securities and Exchange Commission are intended to identify forward-looking statements. These forward-looking statements, which are included in accordance with Section 21E of the Securities Exchange Act of 1934, as amended, may involve known and unknown risks, uncertainties and other factors that may cause Youbet’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although Youbet believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. These risks, uncertainties and other factors include our ability to successfully manage expenses and execute on revenue enhancements, wagering ceasing to be legal in jurisdictions where we currently operate, and the limitation, conditioning or suspension of any of our licenses. Other risks are discussed in Youbet’s Form 10-K for the year ended December 31, 2007, and in Youbet’s other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Youbet does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.
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CONTACT:

Youbet.com, Inc. Jim Burk, CFO 818.668.2100	Integrated Corporate Relations William Schmitt (Investors) 203.682.8200